Exhibit 4.1

PROMISSORY NOTE

$10,000,000.00	Date: November 17, 2023

For value received, the undersigned LuxUrban Hotels Inc of 2125 Biscayne Blvd Suite 253, Miami, Florida 33137 (the “Borrower”), promises to pay to the order of THA Holdings LLC of 2125 Biscayne Blvd, Miami, Florida 33137 (the “Lender”), the sum of up to $10,000,000.00 with interest from November 16, 2023, on the unpaid principal at the rate of 1% per annum. Borrower may request up to $10,000,000 from time-to-time in increments of $1,000,000 subject to lenders availability of funds resulting from the sale of up to 2,500,000 shares of LUXH common stock owned by Lender from time-to-time at prices and on terms/conditions to be determined by Lender in its sole discretion, such sales to be in compliance with all applicable laws/regulations governing such sales.

I. TERMS OF REPAYMENT

A. Payments

The unpaid principal and accrued interest shall be payable in full on November 16, 2027 (the “Due Date”).

B. Application of Payments

All payments on this Note shall be applied first in payment of accrued interest and any remainder in payment of principal.

C. Acceleration of Debt

If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately at the option of the Lender.

II. PREPAYMENT

The Borrower reserves the right to prepay this Note (in whole or in part) prior to the Due Date with no prepayment penalty subject to board approval.

III. COLLECTION COSTS

If any payment obligation under this Note is not paid when due, the Borrower promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process.

IV. DEFAULT

If any of the following events of default occur, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

1)	the failure of the Borrower to pay the principal and any accrued interest when due;

2)	the liquidation or dissolution of the Borrower;

3)	the filing of bankruptcy proceedings involving the Borrower as a debtor;

4)	the application for the appointment of a receiver for the Borrower;

5)	the making of a general assignment for the benefit of the Borrower’s creditors;

6)	the insolvency of the Borrower; or

7)	the sale of a material portion of the business or assets of the Borrower.

V. SEVERABILITY OF PROVISIONS

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

VI. MISCELLANEOUS

All payments of principal and interest on this Note shall be paid in the legal currency of the United States. The Borrower waives presentment for payment, protest, and notice of protest and demand of this Note.

No delay in enforcing any right of the Lender under this Note, or assignment by Lender of this Note, or failure to accelerate the debt evidenced hereby by reason of default shall be construed as a waiver of the right of Lender to thereafter insist upon strict compliance with the terms of this Note without notice being given to Borrower. All rights of the Lender under this Note are cumulative and may be exercised concurrently or consecutively at the Lender’s option.

This note may not be amended without the written approval of the holder.

VII. GOVERNING LAW

This Note shall be construed in accordance with the laws of the State of Florida.

VIII. SIGNATURES

This Note shall be signed by Shanoop Kothari on behalf of LuxUrban Hotels Inc, and Brian Ferdinand on behalf of THA Holdings LLC.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law as of the date first written above.

Signed this 17th day of November, 2023, at 8 a.m., Eastern Time.

Borrower:

LuxUrban Hotels Inc

By:	/s/ Shanoop Kothari	Date: November 17, 2023
Shanoop Kothari

Lender:

By:	/s/ Brian Ferdinand	Date: November 17, 2023
THA Holdings LLC
Brian Ferdinand, Manager